Post Qualification Offering Circular Amendment No. 1

File No. 024-12158

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by Infinity Bancorp (the “Offering Statement”). The Offering Statement was initially qualified by the United States Securities and Exchange Commission on May 2, 2023. This Post-Qualification Amendment No. 1 is filed solely for the purpose of amending the closing date for the Offering. Accordingly, this Post-Qualification Amendment No. 1 consists of Part I, this Explanatory Note, Part II (amending the closing date), and Part III (updated Subscription Agreement [Exhibit 4] and updated Attorney Opinion [Exhibit 12].

Part II – Offering Circular

INFINITY BANCORP

6 Hutton Centre Drive, Suite 100

Santa Ana, California 92707

OFFERING CIRCULAR

July 6, 2023

Offering under Tier 1 of Regulation A+ of the Securities and Exchange Commission

800,000 Shares of Common Stock, No Par Value, $12.50 per Share

Offering Amount: Up to $10,000,000

Sales will be made to Accredited Investors Only

This Post-Qualification Offering Circular Amendment No. 1 (“Offering Circular Amendment No. 1”) amends the offering circular of Infinity Bancorp dated April 27, 2023, as qualified on May 2, 2023, and as may be amended and supplemented from time to time (“Offering Circular”), to add, update and/or replace information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

The “Company”, “we”, “us” or “our” in this Offering Circular refer to Infinity Bancorp unless the context indicates otherwise.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

INCORPORATION BY REFERENCE OF, AND AMENDEMENTS TO OFFERING CIRCULAR

The Offering Circular dated April 27, 2023, as amended by this Offering Circular Amendment No. 1, is part of an offering statement (file no. 024-12158), that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”). We hereby incorporate by reference into this Offering Circular Amendment No. 1 all of the information contained in Part II of the Offering Circular, to the extent not otherwise modified or replaced by offering circular supplement and/or post-qualification amendment. The original Offering Circular may be reviewed at: https://www.sec.gov/Archives/edgar/data/1962911/000110465923051382/tm2312588d1_partiiandiii.htm).

Please note that any statement that we make in this Offering Circular Amendment No. 1 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The Offering Circular is amended as follows:

Extension of Offering Period and Termination Date of the Offering.

On June 28, 2023, the Company elected to extend the outside termination date of its Regulation A+ public offering (the “Offering”) from June 30, 2023 to as late as April 30, 2024. Accordingly, the Offering will terminate on the first to occur of (i) the date on which all 800,000 shares are sold, (ii) April 30, 2024, or (iii) such earlier termination date as deemed appropriate by the Company (in each case, the “Termination Date”). In conjunction with the extension of the Termination Date, the Company has updated the form of investor subscription agreement (the “Subscription Agreement”) for the Offering to (i) reflect the extended Termination Date and (ii) reference this Offering Circular Amendment No. 1. The Subscription Agreement is attached as Exhibit 4 hereto and is incorporated herein by this reference. The Company is also attaching an updated Attorney Opinion letter as Exhibit 12 which is incorporated herein by this reference.

The Offering commenced on May 4, 2023 with the commencement of discussions with possible investors. To date, no shares have been sold. No shares will be sold until this Offering Circular Amendment No. 1 has been filed, approved and qualified. From and after that date, the Offering Circular will not be distributed without a copy of this Offering Circular Amendment No. 1.

PART III - EXHIBITS

Exhibit Index:

2.	Articles and Bylaws*

4.	Subscription Agreement

6.	Material Contracts

6.1	Lease for Headquarters Office*

6.2	2018 Infinity Bank Stock Incentive Plan*

6.3	Employment Agreement with Karkutla P. Balkrishna*

6.4	Employment Agreement with Victor E. Guerrero II*

6.5	Tax Sharing Agreement between Infinity Bancorp and Infinity Bank*

6.6         Form of Subordinated Capital Notes signed by Infinity Bank for $4 million of 4.25% fixed to floating rate subordinated notes of the Bank, dated October 22, 2021 and due November 1, 2031, with interest payments due on May 1 and November 1 of each year, commencing May 1, 2022 and continuing through May 1, 2026 (names of lenders redacted*

7.	Plan of Reorganization and Merger Agreement dated July 6, 2022*

11.	Consents

11.1	Independent Auditor – Crowe LLP*

11.2	Legal Counsel – Richard E. Knecht A Professional Corporation (included in Exhibit 12)

12.	Opinion re Legality of the Securities covered by the Offering

*Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A+, Infinity Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on July 6, 2023.

INFINITY BANCORP

By:	/s/ Victor E. Guerrero
Victor E. Guerrero II President/Chief Operating Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Karkutla P. Balkrishna
Karkutla P. Balkrishna
Chairman/Chief Executive Officer
(Principal Executive Officer)
July 6, 2023

/s/ Elaine Crouch
Elaine Crouch
Executive Vice President/
Chief Administrative Officer/Corporate Secretary
July 6, 2023

/s/ Allison Duncan
Allison Duncan
Executive Vice President/Chief Financial Officer
(Principal Financial Officer)
July 6, 2023

/s/ Allison Duncan
Allison Duncan
Executive Vice President/Chief Financial Officer
(Principal Accounting Officer)
July 6, 2023

Majority of Directors:

/s/ Karkutla P. Balkrishna
Karkutla P. Balkrishna
Director
July 6, 2023

/s/ Cary D. Bren
Cary D. Bren
Director
July 6, 2023

/s/ Curtis E. Campbell
Curtis E. Campbell
Director
July 6, 2023

/s/ Raymond J. Gagnon
Raymond J. Gagnon
Director
July 6, 2023

/s/ Victor E. Guerrero II
Victor E. Guerrero II
Director
July 6, 2023

/s/ Katherine T. Lee
Katherine T. Le
Director
July 6, 2023

/s/ Richard H, Schlatter
Richard H. Schlatter
Director
July 6, 2023

/s/ Glenn B. Stearns
Glenn B. Stearns
Director
July 6, 2023

ACKNOWLEDGEMENT ADOPTING TYPES SIGNATURES

The undersigned hereby authenticate, acknowledge, and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By:	/s/ Karkutla P. Balkrishna
Chairman/Chief Executive Officer and Director
July 6, 2023

By:	/s/ Victor E. Guerrero II
President/Chief Operating Officer and Director
July 6, 2023

By:	Elaine Crouch
Executive Vice President/
Chief Administrative Officer and Corporate Secretary
July 6, 2023